Ramtron International Corporation
News Release
Nasdaq: RMTR

NEWS FOR RELEASE: 10/21/2010, 4pm ET	CONTACT: Lee Brown
(719) 481-7213
lee.brown@ramtron.com

RAMTRON REPORTS THIRD-QUARTER 2010
FINANCIAL RESULTS

Ramtron Posts Record Quarterly Revenue of $19.9 Million, up 71% from 3Q2009

COLORADO SPRINGS, CO-October 21, 2010 - Ramtron International Corporation (Nasdaq: RMTR), a leading developer and supplier of nonvolatile ferroelectric random access memory (F-RAM) and integrated semiconductor products, today reported total revenue of $19.9 million for the third quarter of 2010, compared with $11.6 million reported for the same quarter of 2009.  Third-quarter product revenue was $19.7 million, compared with product revenue of $11.3 million reported for the same quarter last year.

Third-quarter net income was $342,000, or $0.01 per share, compared with net income of $131,000, or $0.01 per share, for the same quarter a year earlier. Third-quarter 2010 results include non-cash, stock-based compensation expense of $417,000, an income tax provision of $221,000, and other expense of $385,000 primarily related to a write-down of obsolete wafer masks. Product gross margin for the third quarter of 2010 was 52% compared to 53% for the third quarter of 2009.

“Third quarter revenue, propelled by strong demand for our V-Family of 256-kilobit to 1-megabit F-RAM products, has kept Ramtron on track to deliver a year of record revenue for 2010,” said Bill Staunton, Ramtron’s chief executive officer. “High demand for our V-Family is attributable to a combination of successful marketing, targeted product line development, and vigorous design-in activity by our customers over the past 18 months.

“During the quarter we continued to invest in our foundry initiative,” Staunton continued. “As a result, research and development expenses increased sequentially as we ran an increased number of R&D wafers to establish the production worthiness of the IBM manufacturing line. We have shipped engineering samples produced at IBM to a few select customers, and have initiated product qualification testing.

“Higher than anticipated demand for our products has presented fulfillment challenges for us on certain devices as we work to bring up capacity at our foundry sources,” Staunton added. “We currently expect to complete the qualification of products from our foundries over the next two quarters, after which we anticipate ramping production to bring supply in line with customer demand.”

Third-Quarter Product Highlights:

•	Product revenue grew 74% to $19.7 million, compared with $11.3 million for the third quarter of 2009.
•
High-density F-RAM sales, which are comprised of 1-megabit products and above, were $2.0 million, or 10% of F-RAM product revenue, for the third quarter of 2010, compared with $507,000, or 4% of F-RAM product revenue for the third quarter of 2009.

•	Integrated product revenue was $3.4 million, or 17% of F-RAM product revenue, compared with $2.6 million, or 23% of F-RAM revenue, for the third quarter of 2009.
•
Ramtron announced the availability of commercial samples of F-RAM enabled MaxArias™ wireless memory devices.  Ramtron’s MaxArias wireless memory products combine the low power, high speed, and high endurance features of nonvolatile F-RAM memory technology with industry standard wireless access to enable innovative mobile data collection capabilities.

Staunton added, “As part of our long-term growth strategy, we recently introduced our MaxArias™ wireless memory and have a host of new products in development ranging from additional memory devices to ground-breaking ultra-low power and highly integrated F-RAM enabled semiconductor products.

“Based on our current visibility, we expect to achieve our annual revenue target of between $69 million and $73 million. Due to potential variability of expenses related to our foundry initiative and continued investment in product development during the fourth quarter, we now anticipate 2010 GAAP net income of between 2.0% to 3.5% of total annual revenue,” Staunton concluded.

Conference Call

Ramtron management’s teleconference today will be webcast live on the corporate website.  Management plans to webcast slides to support its prepared remarks on quarterly results and business outlook, and then host a live question-and-answer session with institutional investors and research analysts.

How to Participate

Ramtron Third-Quarter 2010 Results Teleconference
October 21, 2010 at 2:00 p.m. PT / 5:00 p.m. ET

Go to the home page of the Ramtron site at www.ramtron.com and click on the teleconference link.  From this site, you can access the teleconference webcast, assuming that your computer system is configured properly.  A webcast replay will be available for one year, and a telephonic replay will be available for seven days after the live call at (888) 286-8010, code #22415700.

About Ramtron

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontroller and integrated semiconductor solutions used in a wide range of product applications and markets.

Cautionary Statements

Except for historical information, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “should,” and “potential,” among others. These statements include statements about Ramtron’s prospects for future growth and expected revenue and net income for full-year 2010. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: general and regional economic conditions and conditions specific to the semiconductor industry; demand for

Ramtron’s products; order cancellations or reduced order placements; product sales mix; the timely development of new technologies; competitive factors such as pricing pressures on existing products and the timing and market acceptance of new product introductions; Ramtron’s ability to maintain an appropriate amount of low-cost foundry production capacity from its foundry sources in a timely manner; our foundry partners’ timely ability to successfully manufacture products for Ramtron; our foundry partners’ ability to supply increased orders for F-RAM products in a timely manner using Ramtron’s proprietary technology; any disruptions of Ramtron’s foundry or test and assembly contractor relationships; currency fluctuations; unexpected design and manufacturing difficulties; defects in products that could result in product liability claims; and the risk factors listed from time to time in Ramtron’s SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2009, and quarterly reports on Form 10-Q for 2010. SEC-filed documents are available at no charge at the SEC’s website (www.sec.gov) or from the company.

All forward-looking statements included in this release are based upon information available to Ramtron as of the date of this release, which may change.

The financial information in this press release and the attached financial statements have been prepared from the books and records of the company with the omission of certain information and disclosures normally included in financial statements.

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(financial statements attached)

RAMTRON INTERNATIONAL CORPORATION
THIRD-QUARTER FINANCIAL HIGHLIGHTS
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Revenue:
Product sales	$19,678	$11,297	$53,469	$31,910
License fees	179	179	538	538
Royalties	25	70	67	570
Customer-sponsored research and development	--	50	--	100
	19,882	11,596	54,074	33,118
Costs and expenses:
Cost of product sales	9,370	5,297	26,186	16,346
Research and development	4,895	2,982	12,705	7,955
Customer-sponsored research and development	--	52	--	112
Sales and marketing	2,478	1,733	6,770	5,433
General and administrative	1,941	1,213	5,614	4,182
Restructuring expense	--	40	--	827
Impairment charge	--	--	--	5,372
	18,684	11,317	51,275	40,227
Operating income (loss)	1,198	279	2,799	(7,109)

Interest expense	(250)	(92)	(578)	(257)
Other income (expense), net	(385)	51	(406)	237
Income (loss) before income tax benefit (provision)	563	238	1,815	(7,129)
Income tax benefit (provision)	(221)	(107)	(701)	547
Net income (loss)	$342	$131	$1,114	$(6,582)

Net income (loss) per common share:
Basic and diluted	$0.01	$0.01	$0.04	$(0.24)
Weighted average common shares outstanding:
Basic	27,100	26,841	27,056	26,840
Diluted	28,364	26,975	27,932	26,840

RAMTRON INTERNATIONAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30, 2010	December 31, 2009
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$13,243	$7,541
Accounts receivable, net	10,745	7,979
Inventories	5,771	6,838
Deferred income taxes, net	305	294
Other current assets	1,908	1,360
Total current assets	31,972	24,012

Property, plant and equipment, net	18,350	15,341
Intangible assets, net	2,717	2,800
Deferred income taxes, net	4,828	5,499
Other assets	400	263
Total assets	$58,267	$47,915

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$6,339	$5,275
Accrued liabilities	3,157	1,759
Deferred revenue	645	645
Current portion of long-term debt	3,323	1,341
Total current liabilities	13,464	9,020

Long-term deferred revenue	86	564
Long-term debt, less current portion	9,654	5,873
Total liabilities	23,204	15,457

Stockholders' equity	35,063	32,458
Total liabilities and stockholders' equity	$58,267	$47,915